Exhibit 99.A

EXHIBIT A

AGREEMENT TO FILE SCHEDULE 13G JOINTLY

Pursuant to the requirements of Rule 13d-1(k)(1)(iii), the undersigned hereby agree that whenever one or more of them is required to file a statement containing the information required by Schedule 13G (or an amendment thereto) relating to shares of NantKwest, Inc., which this Schedule 13G related as to each of them to the same securities, only one such statement shall be filed on behalf of all such persons containing the required information with regard to each such person.

Date: February 12, 2016	BONDERMAN FAMILY LIMITED PARTNERSHIP
	by:	Bond Management GP, LLC, its general partner

	By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	President

Date: February 12, 2016	WILDCAT CAPITAL MANAGEMENT, LLC

	By:	/s/ Leonard Potter
	Name:	Leonard Potter
	Title:	President